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                                    EXHIBIT 5


                [LETTERHEAD ROTHGERBER, APPEL, POWERS & JOHNSON]


                                 August 18, 1995


TriCo Bancshares
15 Independence Circle
Chico, CA  95926

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is expected to be filed by TriCo Bancshares (the "Corporation") on or about August 22, 1995, with respect to the offer and sale of 150,000 shares of a single class of common stock, without par value, issuable under the Corporation's 1995 Incentive Stock Option Plan, as described in the Registration Statement.

     We have reviewed such corporate documents and have made such investigation of Colorado and California law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that when the shares referred to above are registered under the Securities Act of 1933, as amended, and issued as provided in the Plans, said shares will be authorized, fully paid and nonassessable.

                         Sincerely yours,


                         ROTHGERBER, APPEL, POWERS & JOHNSON